As filed with the  Securities  and Exchange  Commission on July 23, 1999.

                                                       Registration No. 333-


                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM  S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933


                                BENIHANA  INC.
            (Exact name of Registrant as specified in its charter)

        Delaware                    5812                    65-0538630
     (State or other         (Primary standard           (I.R.S. employer
      jurisdiction of     industrial classification       identification
      incorporation)             code number)                number)

                         8685 Northwest 53rd Terrace
                             Miami, Florida 33166
                               (305) 593-0770
(Address,  including zip code,  and telephone  number,  including  area code, of
               Registrant's principal executive offices)

                          Joel A. Schwartz, President
                                Benihana Inc.
                         8685 Northwest 53rd Terrace
                             Miami, Florida 33166
                                (305) 593-0770
          (Name, address and telephone number of agent for service)

                                 Copies to:

                         Herschel S. Weinstein, Esq.
                 Dornbush Mensch Mandelstam & Schaeffer, LLP
                              747 Third Avenue
                          New York, New York 10017
                               (212) 759-3300

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
        Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. | X |



                                          CALCULATION OF REGISTRATION FEE

                                                           Proposed           Proposed
                                    Proposed               Maximum            Maximum
Title of each Class                 Amount of              Offering           Aggregate               Amount of
of Securities to be                 Securities to          Price Per          Offering Price          Registration
Registered (1)                      be Registered          Share (2)          (2)                     Fee
------------------------            -------------          ---------          --------------          ------------
Class A Common Stock, par
value $.10 per share                  200,000 Shs.          $13.625            $2,725,000               $757.55


=========================           ==============         ==========         ==============          ============

(1) All of such shares will be sold by selling stockholder.

(2) Estimated solely for purposes of calculating the registration fee. Calculated in accordance with Rule 457(c) under the Securities Act of 1933 based upon the closing price of the Common Stock and the Class A Common Stock, respectively of Benihana Inc. as reported on the NASDAQ National Market System on July 19, 1999.

                          ---------------


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become due in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                     Subject to Completion July 21, 1999


                            P R O S P E C T U S


                                BENIHANA INC.


                   200,000 Shares of Class A Common Stock


                  This Prospectus relates to 200,000 shares of Class A Common Stock, par value $.10 per share (the "Class A Common Stock"), of Benihana Inc., a Delaware corporation (the "Company"). The shares of Class A Common Stock offered hereby are referred to herein as the "Shares". All of the Shares may be offered and sold from time to time by the Selling Stockholder named herein or its transferees (the "Selling Stockholder") See "SELLING STOCKHOLDER."

                  The Shares offered by this Prospectus may be sold from time to time by the Selling Stockholder, or by transferees, at any time after the date of this Prospectus. No underwriting arrangements have been entered into by the Selling Stockholder. The distribution of the Shares by the Selling Stockholder may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privatelynegotiated transactions or through sales to one or more dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholder in connection with sales of the Shares.

                  The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholder. See "Selling Stockholder." The Class A Common Stock is traded on the National Market System of the National Association of Securities Dealers under the symbol BNHNA. On ______ __, 1999 the closing price for the Class A Common Stock on the National Market System was $____.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    =====================================================================

            The Date of this Prospectus is _______ __, 1999

                         AVAILABLE INFORMATION

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Company's Class A Common Stock is traded on the Nasdaq National Market System, and such reports, proxy statements and certain other information can also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act, with respect to the Class A Common Stock being offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement and the exhibits and schedules thereto to which reference is hereby made. The statements in this Prospectus as to the contents of such Registration Statement are qualified in their entirety by such reference. The Registration Statement, together with its exhibits and schedules, may be inspected at the Public Reference Section of the Commission in Washington, D.C. at the address noted above, and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The Company's Annual Report on Form 10-K for the fiscal year ended March 28, 1999 is incorporated herein by reference. All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

                  The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered copies of the above documents, other than exhibits thereto, upon request of any such person to the Secretary of the Company, 8685 Northwest 53rd Terrace, Miami, Florida 33166 (telephone number (305) 593-0770).

                                 THE COMPANY

                  Benihana Inc. and its subsidiaries (the "Company") owns and operates 51 Benihana and Benihana Grill dinnerhouse restaurants and franchises twelve other such restaurants. The Company has the exclusive rights to own, develop and license Benihana and Benihana Grill restaurants in the United States (subject to certain rights owned by an affiliate, Benihana of Tokyo, Inc., ("BOT") in the State of Hawaii), Central and South America and the islands of the Caribbean Sea, and owns the related United States trademarks and service marks.

                  The Benihana restaurants feature the teppanyaki style of Japanese cooking in which the food is prepared by a Benihana chef on a grill which forms part of the table on which the food is served. The Benihana Grills are smaller versions of the Benihana restaurants suitable for smaller markets and strip shopping centers. The Company has also opened its first new sushi restaurant concept, "Sushi Doraku by Benihana."

                  The Company is incorporated under the laws of the State of Delaware. The principal executive offices of the Company are located at 8685 Northwest 53rd Terrace, Miami, Florida 33166 and its telephone number is (305) 593-0770).


                             USE OF PROCEEDS

                  The Company will receive none of the net proceeds from the sale of the Selling Stockholder Shares offered hereby. The Company is paying all expenses of the registration of the Shares other than underwriting or brokerage commission discounts and counsel fees.


                          PLAN OF DISTRIBUTION

                  The Selling Stockholder has advised the Company that it may offer and sell the shares of Common Stock offered hereby (See "Selling Stockholder") from time to time in broker's transactions, individually negotiated transactions or a combination thereof at market prices prevailing from time to time. The precise amounts and timing of sales, if any, of the shares offered hereby will be determined from time to time by the Selling Stockholder in its sole discretion.

                  The Company has agreed to bear the costs of registering the Selling Stockholder shares offered hereby under the Securities Act of 1933, as amended.

                  The Selling Stockholder will deliver a Prospectus in connection with the sale of the Shares offered hereby.

                            SELLING STOCKHOLDER

                  The Selling Stockholder is offering hereby a total of 200,000 shares of Class A Common Stock. The following table sets forth the name of the Selling Stockholder, such entity's relationship with the Company, the number of Shares of such class now owned by the Selling Stockholder (including the number of shares the Selling Stockholder has the right to acquire through the exercise of warrants), the total number of Shares offered hereby and the number of Shares and percentage of such class which will be owned by the Selling Stockholder after completion of the Offering:

                                      Class A Common Stock
                                      --------------------

                                                Number of          Number of         Shares to         Percentage
                                                Shares of          Shares of         be Owned          of Class
                                                Class              Class             After             After
Name                                            Owned              Offered           Offering          Offering
----                                            ----------         ----------        ---------         ----------
Douglas M. Rudolph Partners, Ltd.1              200,0002           200,000                0                 0

                             LEGAL MATTERS

                  The legality of the securities being offered hereby will be passed upon for the Company by Dornbush Mensch Mandelstam & Schaeffer, LLP, New York, New York. Darwin C. Dornbush, a partner in Dornbush Mensch Mandelstam & Schaeffer, LLP., is a director of the Company and owns, beneficially and of record, 1,000 shares of the Company's Class A Common Stock and options to purchase 17,500 shares of the Common Stock. Mr. Dornbush is also a trustee of a voting trust which is the record owner of all of the issued and outstanding stock of Benihana of Tokyo Inc., which owns, beneficially and of record, of 1,830,405 shares of the Common Stock and 700 shares of the Company's Series A Convertible Preferred Stock, which is convertible into 105,263 shares of the Company's Class A Common Stock.

                                EXPERTS

                  The consolidated financial statements of the Company and its subsidiaries for the years ended March 28, 1999, March 29, 1998 and March 30, 1997 incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and has been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

--------
1        Stockholder.
2        Consists of 200,000 shares receivable through exercise of a warrant.

    No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering described herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer of any securities other than those specifically offered hereby or of any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.



                            TABLE OF CONTENTS

                                                                           Page

Available Information.........................................................2
Incorporation of Certain
  Documents by Reference......................................................2
The Company...................................................................3
Use of Proceeds...............................................................3
Plan of Distribution..........................................................3
Selling Shareholders..........................................................4
Legal Matters.................................................................4
Experts.......................................................................4







                              BENIHANA INC.


                            200,000 Shares of
                           Class A Common Stock




                                PROSPECTUS






                               ______ __, 1999

                               PART II
                 Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution

                  The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than broker's discounts or commissions to be paid by the Selling Stockholder) are as follows:

        Amount

SEC Registration Fee ...............  $757.55
Accounting Fees and Expenses.......    *
Legal Fees and Expenses.............   *
Miscellaneous Expenses..............   *
                                      -------

            Total  .................  $
                                      =======

-------------

*  To be completed by amendment

Item 15.  Indemnification of Directors and Officers

                   Under Section 145 of the Delaware General Corporation Law, subject to various exceptions and limitations, the Company may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except, in the case of an action by or in the right of the Company to procure a judgment in its favor, as to any matter in which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty. The Company is required to indemnify its directors or officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in the defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys' fees) actually and reasonably incurred by them in connection therewith. In addition, Delaware law permits a corporation to limit or eliminate the liability of a director to the corporation and its shareholders for negligent breaches of such directors' fiduciary duties in certain circumstances. The foregoing statement is qualified in its entirety by the detailed provisions of Sections 145 and 102 of the Delaware General Corporation Law.

                  The Company's Certificate of Incorporation and By-Laws contain provisions with respect to the indemnification of directors and officers which provide for indemnification to the full extent provided by Delaware law as described above and which eliminate the liability of directors for negligent breaches of their fiduciary duties to the Company in certain circumstances to the full extent permitted by the Delaware General Corporation Law.

                  The Company carries an officers' and directors' liability insurance policy which provides for payment of expenses of the Company's officers and directors in connection with certain threatened, or completed, actions, suits and proceedings against them in their capacities as officers and directors, in accordance with the Company's By-Laws and the General Corporation Law of Delaware.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. Furthermore, the Company has given certain undertakings with respect to indemnification in connection with this Registration Statement.

Item 16.  Exhibits

(a)  Exhibits

4.01 - Certificate of Incorporation of the Company defining the respective rights of the Company's Common Stock and Class A Common Stock. Incorporated by reference to Exhibit 3.01 of the Company's Registration Statement on Form S-4, Registration No. 33-88295, made effective March 23, 1995. (the "S-4")
4.02 - Form of Certificate representing shares of the Company's Common Stock. Incorporated by reference to Exhibit 4.02 of the S-4.
4.03 - Form of Certificate representing shares of the Company's Class A Common Stock. Incorporated by reference to Exhibit 4.03 of the S-4.
4.04 - Warrant Agreement dated December 1, 1997 between Benihana Inc. and Douglas M. Rudolph Incorporated by reference to Exhibit 4.1 to the Company's current report on Form 8-K dated December 1, 1997.
5.01 - Opinion of Dornbush Mensch Mandelstam & Schaeffer LLP. 23.01 - Consent of Deloitte & Touche, LLP.
23.02 -  Consent of Dornbush  Mensch  Mandelstam  & Schaeffer,  LLP. Included in
         Exhibit 5.01. 24.01 - Power of Attorney (contained on Page II-5).

Item 17.  Undertakings

The Registrant hereby undertakes:

         (1) (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post -effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on the 23rd day of July, 1999.




                                                    BENIHANA INC.




                                            By:     /s/ Joel A. Schwartz
                                                    ---------------------------
                                                    Joel A. Schwartz, President

                              POWER OF ATTORNEY


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joel A. Schwartz and Darwin C. Dornbush, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                      TITLE                             DATE
---------                      -----                             ----

PRINCIPAL EXECUTIVE
OFFICER:




 /s/ Joel A. Schwartz          President, Chief                  July 23, 1999
-------------------------      Executive Officer
Joel A. Schwartz               And Director



PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:




/s/ Michael R. Burris          Senior Vice President             July 23, 1999
------------------------       of Finance and
Michael R. Burris              Treasurer-Chief
                               Financial Officer

DIRECTORS:



/s/ Joel A. Schwartz           President, Chief Executive        July 23, 1999
-------------------------      Officer and a Director
Joel A. Schwartz




/s/ Taka Yoshimoto             Executive Vice President-         July 23, 1999
-------------------------      Restaurant Operations and
Taka Yoshimoto                 a Director



/s/ Kevin Aoki                 Vice President-Marketing          July 23, 1999
-------------------------      and a Director
Kevin Aoki




/s/ Robert B. Greenberg        Director                          July 23, 1999
-------------------------
Robert B. Greenberg




/s/ John E. Abdo               Director                          July 23, 1999
-------------------------
John E. Abdo




/s/ Darwin C. Dornbush         Director                          July 23, 1999
--------------------------
Darwin C. Dornbush




/s/ Norman Becker              Director                          July 23, 1999
--------------------------
Norman Becker

                                EXHIBIT INDEX


Exhibit                                                           Consecutively
Number                                                            Numbered Page
-------                                                           -------------

5.01    -     Opinion of Dornbush Mensch Mandelstam &
              Schaeffer, LLP                                           14

23.01   -     Consent of Deloitte & Touche, LLP.                       16

Exhibit 5.01

          [Letterhead of Dornbush Mensch Mandelstam & Schaeffer, LLP]




                                                                  July 20, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


           Re:    Benihana Inc., Registration
                  Statement on Form S-3
                  ---------------------------

Gentlemen:


                  We have been requested by Benihana Inc., a Delaware corporation (the "Company"), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of 200,000 shares of the Company's Class A Common Stock, par value $.10 per share (the "Shares"), which are to be acquired by the Selling Stockholder (the "Selling Stockholder") named in the Registration Statement through the exercise of a warrant (the "Warrant").

                  In connection with this opinion, we have examined the Registration Statement, the Certificate of Incorporation and By-laws of the Company, each as amended to date, copies of the records of corporate proceedings of the Company, the terms of the Warrant and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

                  Based upon and subject to the foregoing, we are of the opinion that the 200,000 Shares to be issued upon exercise of the Warrant when issued in accordance with the terms of the instruments governing such Warrant will be validly authorized, legally issued, fully paid and non-assessable.

                  We render no opinion as to the laws of any jurisdiction other than the internal corporate law of the State of Delaware.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Opinions" in the prospectus included in the Registration Statement.


                              Very truly yours,

                              /s/ Dornbush Mensch Mandelstam & Schaeffer, LLP

                              DORNBUSH MENSCH MANDELSTAM &  SCHAEFFER, LLP

Exhibit 23.01




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Benihana Inc. on Form S-3 of our report dated May 7, 1999 appearing in the Annual Report on Form 10-K of Benihana Inc. for the year ended March 28, 1999, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.




Miami, Florida
July 22, 1999




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